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                                                                    Exhibit 10.9

www.smartbargains.com
SmartBargains, inc.
SmartBargains, Inc.
40 Broad Street, Suite 205, Boston, MA  02109

Tel: 617.695.7300  Fax 617.695.7391


November 4, 2002


Mr. Stephen M. Joseph
30 Marlborough St.
Boston, MA  02116

Dear Stephen:

We are pleased that you have accepted the offer from Carl Rosendorf to join SmartBargains, Inc. (the "Company"). Here are some additional details regarding your offer. This letter is intended to supercede the previous offer letter dated October 15, 2002, and in the event of a conflict of a provision between this letter and the aforesaid offer letter, the terms of this letter shall control with respect to such conflicting provision.

-     Your start date is November 4, 2002.

-     Your title will be Executive Vice President and Chief Financial Officer.

- You will be paid $1,923.08 per week, which is $100,000.00 annualized. This salary will continue through a transition period, during which time you will share the Chief Financial Officer duties with the current incumbent. The transition period will end when the current incumbent separates from the Company or on February 28, 2003, whichever occurs first. On the first Monday subsequent to the end of the transition period, your salary will be $3,846.15 per week, which is $200,000.00 annualized.

- Subject to the approval of the Company's Board of Directors and pursuant to the terms of our 2000 Employee, Director and Consultant Stock Option Plan, you will be offered at the Company's sole discretion restricted common shares or options to purchase common shares of the Company in an amount equal to one percent of the number of fully diluted shares of the Company, excluding the Class B non-voting common stock shares currently being repurchased by the Company pursuant to its Interactive Marketing Agreement as amended with America Online, Inc. The purchase price of the shares, or the strike price of the options, will be based on the fair market value as approved by the Board of Directors.

- Beginning in Fiscal Year 2004 (FY2004), you will participate in our Management Incentive Plan, which is stock based and performance driven. Subject to the approval of the Company's Board of Directors, you will be granted, pursuant to the terms of our 2000 Employee, Director and Consultant Stock Option Plan, an option to purchase up to an additional 60,000 shares of common stock at fair market value on the date of the grant. This option, if awarded, will be completely vested upon grant. The Plan specifics and goal targets will be outlined to you when the targets are developed for FY2004.
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-     Annual salary and performance reviews are conducted on a company-wide basis for all employees on or around the end of the fiscal year (January
      31st). Given the above terms related to your salary offer, you will not be eligible to participate in the company-wide salary review process during this upcoming cycle.

- You will begin accruing vacation at the rate of three (3) weeks per year upon your date of hire.

- You become eligible for benefits the first of the month following your hire date.

Please note that this material does not constitute a contract of employment for a fixed term, and the terms and conditions above may be adjusted at the Company's discretion at any time. Either you or the Company may terminate your employment relationship at any time.

You will be expected to devote your full business time and best efforts to the performance of your duties and responsibilities for the Company and to abide by the Company policies and procedures, which may be changed from time to time.

You agree that some restrictions on your activities during your employment are necessary to protect the goodwill and proprietary information and other legitimate interests of the Company. Accordingly, in consideration of your employment by the Company, you agree to execute the confidentiality/non-competition agreement enclosed with this letter.

SmartBargains offers an extensive benefits program including medical and dental coverage, life insurance, disability insurances, and a 401(k) plan. During your orientation, you will be asked to complete necessary benefits and employment related forms. On your first day, you will need to bring forms of identification for completion of the "Employment Eligibility Form (I-9)" as required by law. The most common forms of identification include:

      a copy of your original social security card and driver's license or; original birth certificate and driver's license or;
      a passport

Enclosed for your review are the following items:

      Benefits literature
      Employment application
      Second copy of this offer letter (please sign and mail to my attention) Generic Form of Agreement Not to Compete or Disclose
      Generic Form of Incentive Stock Option Agreement

By signing the letter below, you represent that you have no obligations or commitments inconsistent with your employment by the Company and that you are not directly or indirectly employed by, advising, consulting with or acting as an agent for any company, organization, or other entity that has as its primary business the direct sale or marketing to consumers through the internet of excess consumer products inventory. You understand that if the Company determines otherwise (in its sole and absolute discretion), the Company could immediately terminate your employment.
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In accepting this offer, you represent that you have not relied upon any agreements or representations, written or oral, express or implied, with respect to your employment that are not expressly set forth in this letter.

Welcome to the team! Please sign a copy of this letter and the Form of Agreement Not to Compete or Disclose to confirm your acceptance and fax to me if possible at (617) 456-2910, or mail to me in the pre-addressed envelope along with your completed employment application. In the meantime, if you have any additional questions please feel free to contact me at 617-695-7306

Sincerely,

/s/ Kathy Robinson

Kathy Robinson
Director of Human Resources


Signed and Agreed:

/s/ Stephen M. Joseph                             11/4/02
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Name                                              Date